Exhibit 99.1

November 23, 2009 08:00 AM Eastern Time

Invacare Corporation Announces Appointment of Former U.S. Senator Charles S. Robb as New Independent Director

ELYRIA, Ohio--Invacare Corporation (NYSE: IVC) today announced the appointment of former United States Senator Charles S. Robb as a new independent director to serve on Invacare’s Board of Directors, effective March 1, 2010. Senator Robb will bring significant new perspectives to the Board along with substantial experience in governmental and international affairs.

“We are delighted and honored to have Senator Robb join our Board of Directors,” said A. Malachi Mixon III, Invacare’s Chairman and Chief Executive Officer. “Health care is one of the most important issues in our country today, and we are fortunate to add Senator Robb’s extensive governmental affairs experience and insights to our Board. Additionally, as Invacare looks to maximize the advantages of our global footprint, and as we enter new markets like China and Latin America, Senator Robb’s international perspective will be extremely beneficial.”

Senator Robb served as Lt. Governor of Virginia from 1978 to 1982, as Virginia's 64th Governor from 1982 to 1986, and as a United States Senator from 1989 to 2001. While in the Senate, he became the first member ever to serve simultaneously on all three national security committees (Armed Services, Foreign Relations and Intelligence). He also served on the Finance, Commerce, and Budget Committees.

Since leaving the Senate in 2001, he has been a Distinguished Professor of Law and Public Policy at George Mason University and has served as Chairman of the Board of Visitors at the United States Naval Academy and Co-Chairman of the President’s Commission on Intelligence Capabilities of the United States Regarding Weapons of Mass Destruction. He has also been a member of the President’s Intelligence Advisory Board, the Secretary of State’s International Security Advisory Board and the FBI Director’s Advisory Board, as well as the Iraq Study Group and several other national security advisory boards and commissions. He is currently Vice Chairman of the Board of Trustees of the MITRE Corporation, a not-for-profit organization that conducts federally funded research and development.

During the 1960’s, he served on active duty with the U.S. Marine Corps, retiring from the Marine Corps Reserve in 1991. He began as the Class Honor Graduate from Marine Officers Basic School in 1961 and ended up as head of the principal recruiting program for Marine officers in 1970. In between, he served in both the 1st and 2nd Marine Divisions, and his assignments included duty as a military social aide at the White House and command of an infantry company in combat in Vietnam.

“This is an exciting time to join the Invacare Board of Directors” said Senator Robb. “Given the Company’s great reputation in product innovation and dedication to its customers, it’s in a strong position for new growth, and I’m honored by the invitation to become a part of this ongoing success story.”

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,000 associates and markets its products in 80 countries around the world. The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393). For more information about the company and its products, visit Invacare’s website at www.invacare.com.

Contacts

Invacare Corporation
Lara Mahoney, 440-329-6393